Annual Shareholder Meeting Results:
The Fund held its annual meeting of shareholders on June 2, 2015. Shareholders voted as indicated below:

	Affirmative	Withheld Authority
Dividend, Interest & Premium Strategy:
Re-election of Hans W. Kertess – Class I to serve until the annual meeting for the 2018-2019 fiscal year	81,130,645	2,031,668
Re-election of William B. Ogden, IV – Class I to serve until the annual meeting for the 2018-2019 fiscal year	81,162,778	1,999,536
Election of James S. MacLeod – Class I to serve until the annual meeting for the 2018-2019 fiscal year	81,216,871	1,945,442
Election of Julian Sluyters† - Class I to serve until the annual meeting for the 2018-2019 fiscal year	81,268,084	1,894,229
Election of Susan M. King† - Class II to serve until the annual meeting for the 2016-2017 fiscal year	81,143,414	2,018,899
Election of F. Ford Drummond – Class III to serve until the annual meeting for the 2017-2018 fiscal year	81,301,178	1,861,136
Election of Davey S. Scoon – Class III to serve until the annual meeting for the 2017-2018 fiscal year	81,187,836	1,974,477

The other members of the Board of Trustees at the time of this meeting, namely, Ms. Deborah A DeCotis and Messrs. Alan Rapparport, James A. Jacobson, Bradford K. Gallagher continued to serve as Trustees of the Fund.

† Interested Trustee